                                                               Exhibit 99.1


For Immediate Release
---------------------
February 24, 2005

             NORDSTROM ANNOUNCES $500 MILLION SHARE REPURCHASE PROGRAM
             ---------------------------------------------------------

SEATTLE - February 24, 2005 - Nordstrom, Inc. (NYSE: JWN) today announced that its Board of Directors has authorized a $500 million share repurchase program. The prior $300 million authorization was completed during the fourth quarter of 2004. The shares are expected to be acquired through open market transactions during the next 24 to 36 months. The actual number and timing of share repurchases will be subject to market conditions and applicable SEC rules.

"The company just completed a record-breaking year and we are entering 2005 in a position of financial and competitive strength. This share repurchase program reflects the confidence we have in our business and our ongoing commitment to return value to shareholders," said Mike Koppel, Nordstrom Chief Financial Officer.

Nordstrom, Inc. is one of the nation's leading fashion specialty retailers, with 150 US stores located in 27 states. Founded in 1901 as a shoe store in Seattle, Nordstrom today operates 94 full-line stores, 49 Nordstrom Racks, five U.S. Faconnable boutiques, one freestanding shoe store, and one clearance store. Nordstrom also operates 31 international Faconnable boutiques, primarily in Europe. Additionally, Nordstrom Direct serves customers through its online presence at http://www.nordstrom.com and through its direct mail catalogs.

Certain statements in this news release contain "forward-looking" information (as defined in the Private Securities Litigation Reform Act of 1995) that involves risks and uncertainties, including anticipated results, store openings and trends in company operations. Actual future results and trends may differ materially from historical results or current expectations depending upon factors including, but not limited to, the company's ability to predict fashion trends, consumer apparel buying patterns, the company's ability to control costs, weather conditions, hazards of nature, trends in personal bankruptcies and bad debt write-offs, changes in interest rates, employee relations, the company's ability to continue its expansion plans, changes in government or regulatory requirements and the impact of economic and competitive market forces, including the impact of terrorist activity or the impact of a war on the company, its customers and the retail industry. Our SEC reports may contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.


Investor Contact:                             Media Contact:
Stephanie Allen, 206-303-3262                 Deniz Anders, 206-373-3038